EXHIBIT 10.14(a)

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”), dated as of May 11, 2004, between MF Merger Corporation, a New York corporation (the “Merger Sub”), MF Acquisition Corporation, a Delaware corporation (“MF Acquisition” and, together with its subsidiaries, collectively, the “Company”) and ACOF Operating Manager, L.P. (“Ares”) a Delaware limited liability partnership and Ares Corporate Opportunities Fund, L.P, a Delaware limited liability partnership (“Fund” and, together with Ares, the “Ares Entities”).

WHEREAS, on the closing date (the “Closing Date”) , Merger Sub shall merge with and into Maidenform Inc., a New York corporation, (“Maidenform”) with Maidenform as the surviving corporation pursuant to the Agreement and Plan of Merger (as amended from time to time the “Plan of Merger”) dated as of March 16, 2004 among MF Acquisition, Merger Sub, Maidenform and with respect to certain provisions, Ares.;

WHEREAS, Ares, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of finance, strategy, investment and acquisitions relating to the business of the Company; and

WHEREAS, the Company desire to avail themselves, for the term of this Agreement, of the expertise of Ares in the aforesaid areas and Ares wishes to provide the services to the Company as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

1.             Appointment.  The Company hereby appoint Ares to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

2.             Services.  Ares hereby agrees that, during the term of this Agreement, it shall render to the Company, by and through itself and its officers, employees and representatives as Ares in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice with respect to the general developments in the Company’s industry and the manner in which those developments may impact the Company; (ii) advice in designing financing structures and advice regarding relationships with the Company and its lenders, bankers and lessors; (iii) advice regarding the structure and timing of public and private offerings of debt and equity securities of the Company and its subsidiaries and other financings (including capital lease financings); (iv) advice regarding property dispositions or acquisitions; and (v) such other advice directly related or ancillary to the above advisory services, in the case of (i)-(v) as may be mutually agreeable to Ares and the Company.

3.             Fees.  (a)  In consideration of the services contemplated by Section 2, for the term of this Agreement, the Company agrees to pay to Ares an annual fee (the “Monitoring Fee”) equal to (x) a prorated portion of a quarterly fee of $67,500 for the period from the Closing Date through July 1, 2004, payable on the Closing date, such payment to be made not later than 5 business days after the Closing Date; (y) $125,000 in cash for the balance of calendar year 2004, payable in quarterly installments on July 1 and October 1; and (z) $250,000 in cash thereafter, payable in quarterly installments in advance on January 1, April 1, July 1 and October 1 of each year through the date (the “Termination Date”) on which Ares and its affiliates (including, without limitation, the “Ares Investors” referred to in the stockholders agreement entered into on the date hereof) hold, directly or indirectly, beneficial ownership of less than 10% of the common equity interests of the Company acquired on the Closing Date, or such earlier date as the Company and Ares shall agree.  Any Monitoring Fee for the last calendar year of this Agreement shall be prorated for the period of such year ending on the Termination Date.

(b)           Upon the Closing Date, MF Acquisition and Merger Sub, agree, on a joint and several basis, to pay to the Ares Entities or their designees a fee for services rendered in connection with the structuring of the Plan of Merger and the transactions contemplated thereby (the “Transactions”) in the amount of $2,000,000 and agree, on a joint and several basis, to reimburse the Ares Entities and their affiliates for their out-of-pocket expenses incurred in connection with Transactions.

4.             Reimbursements.  In addition to the fees payable pursuant to this Agreement, MF Acquisition and Merger Sub agree, on a joint and several basis, to pay directly to or reimburse Ares for its Out-of-Pocket Expenses.  For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable out-of-pocket costs and expenses reasonably incurred by Ares or its affiliates in connection with the Transactions and the services rendered hereunder in pursuing, or otherwise related to, the business of the Company, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, (ii) costs of any outside services or independent contractors such as, couriers, business publications, on-line financial services or similar services and (iii) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations.  All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Ares to the Company of a written statement thereof.

5.             Indemnification.  MF Acquisition and Merger Sub will, on a joint and several basis, indemnify and hold harmless Ares, its affiliates and its respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Ares pursuant to, and the performance by Ares of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company.  MF Acquisition and Merger Sub agree to be jointly and severally responsible to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  Upon the reasonable request of any Indemnified Party, the Company shall advance such expenses to the Indemnified Party, `subject to return in the event it is ultimately determined that the Indemnified Party is not entitled to such reimbursement.  MF Acquisition and Merger Sub will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Ares.  If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of Ares.

6.             Accuracy of Information.  The Company shall furnish or cause to be furnished to Ares such information as Ares believes appropriate to its monitoring services hereunder and to the ownership by affiliates of Ares of equity interests of the Company (all such information so furnished being the “Information”).  The Company recognizes and confirms that Ares (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

7.             Term.  This Agreement shall be effective as of the date hereof and shall continue until the Termination Date, provided that Section 4 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to the Termination Date.  The provisions of Sections 5 shall survive the termination of this Agreement.

8.             Permissible Activities.  Subject to applicable law, nothing herein shall in any way preclude Ares, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

9.             Miscellaneous.  (a)  No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto.  Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, Federal Express, or other overnight courier, addressed as follows or to such other address of which the parties may have given notice:

If to the Ares Entities, MF Acquisition or Merger Sub before the Closing Date:

c/o ACOF OPERATING MANAGER, L.P. 1999 Avenue of the Stars 19th Floor Los Angeles, California 90067
	Attention:	David Kaplan
Bennett Rosenthal
	Facsimile:	(301) 201-4157

If to Merger Sub after the Closing Date:	Maidenform, Inc. 154 Avenue E Bayonne, NJ 07002 Attention: Steven N. Masket Fax: 201-436-9506

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by facsimile, and (ii) one business day after being sent by Federal Express or other overnight courier.

(c)           This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d)           This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.  This Agreement shall inure to the benefit of, and be binding upon, Ares, the Company and its respective successors and assigns.  The provisions of Section 5 shall inure to the benefit of each Indemnified Party.

(e)           This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(f)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

(g)           Following the Merger, all obligations of Merger Sub will be assumed by Maidenform, Inc. as the surviving corporation of the Merger.

(h)           The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(i)            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title:

ACOF OPERATING MANAGER, L.P.

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title:

MF ACQUISITION CORPORATION

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title: President

MF MERGER CORPORATION

By:	/s/ David B. Kaplan
Name: David B. Kaplan
Title: President